Exhibit 99.1

MEDTOX® Scientific, Inc.

Third Quarter Conference Call

October 16, 2008

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

Good morning everyone. I’m Kevin Wiersma, chief operating officer of the MEDTOX Laboratory Services division, and also CFO of the company. Welcome to our third quarter conference call.

Before Dick Braun, our CEO, begins our prepared presentation, I’d like to cover one administrative item: Forward looking statements in our conference call today are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors are described from time to time in the Company's Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

Our call today is in listen-only mode, and we would also like to welcome those listeners who have accessed this morning’s call on the internet. Following our prepared remarks, we’ll have a question and answer session that is accessible to institutional investors and qualified financial analysts covering MEDTOX and our industry. We look forward to your questions.

Also joining us for our call is Jim Schoonover, our chief marketing officer, and at this time I’m pleased to introduce Dick Braun, CEO of MEDTOX.

Dick Braun, MEDTOX - Chairman, President & CEO

Thank you, Kevin. It was a challenging quarter for MEDTOX, but generally not inconsistent with our expectations.

In our Laboratory Segment, sample volume overall increased in the third quarter, and our pricing structure remains stable. Our lab-based drugs-of-abuse business again showed strong growth in new sales, but that growth was negatively impacted by 11% lower revenues from existing clients due to economic conditions. Clinical laboratory revenues increased 26%. This increase is attributed to our clinical laboratory expansion and diversification initiatives undertaken in the last year. Within the clinical laboratory, Clinical Trial Services revenues in the quarter increased to $2.0 million compared with $750,000 in the third quarter of 2007. New signed protocols, in addition to other awarded business, now exceeds $10.0 million, and there continues to be a growing number of proposals outstanding. Our contracts with the two existing pharma clients that have designated MEDTOX as a preferred provider are contributing factors to the growing backlog. In our last conference call we indicated that we were pursuing additional preferred relationships. In the quarter, we added a third exclusive preferred provider relationship for central lab testing for clinical trials, which should add to testing volumes in 2009.

As a result of our clinical laboratory expansion, we have also been awarded additional new business totaling approximately $3.0 million on an annualized basis that has either started or will begin in the 4th quarter.

We incurred over $300,000 of incremental expenses in the quarter due to our clinical laboratory expansion. Transportation expense increased $250,000 in the quarter as a result of higher costs from our service providers. We have initiated fee increases that will take effect in the 4th quarter to mitigate these cost increases.

In the Diagnostic Segment, revenues were flat year over year. Sales of devices sold into the hospital and government markets increased 3.6% and 31.1% respectively quarter over quarter. But revenue growth was negatively impacted by 9% lower sales to workplace clients, and reduced sales of OEM and contract manufacturing products that we are phasing out over the next two years.

In regards to our 510(k) filing for the MEDTOXScan® reader, the FDA has requested additional data and studies which we are in the process of completing, and expect to file shortly.

We continue to expand and diversify our core competencies, and are beginning to experience positive results from those efforts and investments. While we are being negatively impacted in our DAU businesses because of economic conditions affecting hiring patterns, new client growth in the DAU business is strong. We saw the same effect in the hiring downturn in 2003 when the tech bubble burst. But once hiring picked up, we experienced double digit growth. In an effort to accelerate both market share gains in DAU and expansion of our clinical lab business, we have continued the hiring of new entry-level Associate Sales Representatives, and have added five in the third quarter.

Based on a successful emphasis on expense control, the growing number of signed protocols and awarded business in CTS, and other new service offerings in our Clinical Laboratory, we remain well positioned for the rest of 2008 and 2009.

Kevin ...

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

Thank you, Dick. Here are some details regarding the quarter.

We experienced top line growth of 8% for the quarter.

In our lab business, third quarter revenues were $17.4 million, up 11% from the third quarter of last year. Revenues from drugs-of-abuse testing increased 2.6% primarily as a result of increased business from government accounts related to prison, probation and parole. Overall new account revenue was strong, but was offset by an 11% decline in revenues from our existing drugs-of-abuse clients. Revenues in our Specialty Laboratory Services were up 26% mainly due to continued strong growth in testing for Clinical Trial Services. Specialty Laboratory Services revenue accounted for 40% of our laboratory revenue in the quarter compared to 35% last year.

In our POC diagnostic business, third quarter revenues were $5.0 million, about even with the prior year. Modest gains in revenues from our Point-of-Collection Testing products were offset by a decline in contract manufacturing and other product revenues.

Point-of-Collection Testing products revenue was $4.6 million in the quarter, up 3.6% from last year driven by strong sales of our SURE-SCREEN® devices into the government market, as well as continued, but slowed growth of our PROFILE ®-ER devices into the hospital market. The gains in the government and hospital markets were partially offset by a 9% decrease in revenues from device sales in the workplace market.

Contract manufacturing revenues were $0.3 million in the quarter, down from $0.4 million last year. Other product revenues were $0.1 million in the quarter, down from $0.2 million last year.

Our overall gross margin was 42.1% in the third quarter, compared to 45.8% last year.

Our lab business operated at a 37.4% margin in the third quarter, down from 40.7% in the third quarter of last year. Lab gross margins were impacted by higher costs associated with our clinical laboratory expansion, increased transportation costs, and an increase in lower margin testing related to government accounts.

Margins in our POC diagnostic division were 58.5% in the quarter, compared to 61.6% last year. POC diagnostic margins were impacted by product mix.

Our selling, general and administrative expenses were $6.1 million in the quarter, up 3% from $5.9 million last year. SG&A expenses decreased to 27.0% of revenues compared to 28.2% of revenues last year.

Research and development expenses were $612,000 in the quarter, compared to $599,000 in the third quarter of last year.

Other expenses were $181,000 in the quarter compared to $178,000 in the prior year, and consist primarily of interest expense and the net operating results of the New Brighton Business Center.

In terms of the balance sheet, our trade receivables are up from their year-end level due to increase in August and September sales. Our days sales outstanding is at 60 days for the quarter compared to 66 days last year.

Our long-term debt is at $471,000, down from $979,000 at year end.

For the first nine months of the year, capital expenditures were $6.2 million and depreciation and amortization was $3.5 million.

This concludes our review of the Company’s financial performance.

Dick Braun, MEDTOX - Chairman, President & CEO

Thank you, Kevin. We would now be glad to take any questions that you may have.

QUESTION AND ANSWER

Steven Crowley - Craig-Hallum Capital - Analyst

Good morning gentlemen, a couple questions for you. Obviously the clinical trails-related laboratory-services’ business had a great quarter. I'm wondering how sustainable the level of revenues you attained in Q2 might be? It sounds like you've bolstered the customer roster, but is that enough to keep you running at around $2 million a quarter?

Dick Braun - MEDTOX Scientific, Inc. - CEO

As we’ve explained, I think, a number of times, Steve, is that the revenue in that area can be lumpy, and I think we really have to look at it on sort of a year-over-year basis; but we're pretty confident that we're on a trajectory to have nice incremental increases year-over-year, but it may be somewhat variable from quarter-to-quarter.

Steven Crowley - Craig-Hallum Capital - Analyst

Can you tell us where the clinical trial's business was in last year's fourth quarter in terms of revenue run rate? You mentioned that in Q3 a year ago, it was about $750,000, and you put up about $2 million in Q3 this year. My sense is you had a stronger fourth quarter a year ago, but I'm just wondering what kind of variability there might be there in that line? Are we talking about -- it could be a comparable quarter this quarter or it could be $1.5 million? Is that kind of the range we should think about?

Dick Braun - MEDTOX Scientific, Inc. - CEO

We can't predict, because these trials can be moved. We sometimes get, on very short notice, we get some business, so it’s difficult to predict, Steve.

Steven Crowley - Craig-Hallum Capital - Analyst

What kind of pipeline do you have for Q4? Since we're in it, and you must have some visibility from customers.

Dick Braun - MEDTOX Scientific, Inc. - CEO

The only information that we give out on that is the aggregate pipeline which we said is in excess of $10 million and we’re not going to disclose what the pipeline may be for the fourth quarter.

Steven Crowley - Craig-Hallum Capital - Analyst

How does that pipeline compare versus how you went into Q3?

Dick Braun - MEDTOX Scientific, Inc. - CEO

It's higher.

Steven Crowley - Craig-Hallum Capital - Analyst

Okay. In terms of the Regional Clinical Laboratory, what can you tell us about your efforts there? You’ve been cranking up the marketing effort. Are we at the cusp of seeing some benefit, some ramp in that business?

Jim Schoonover - MEDTOX Scientific, Inc. - VP - CMO

Steve, this is Jim Schoonover. We are seeing that we’ve been building the infrastructure from an operational point of view, and ramping up the sales and marketing effort throughout the year. We saw good account acquisition in Q3; we expect that to continue in Q4. Some clients that we have won in a competitive bidding are going to be starting in Q4, so we're happy with the trajectory. We would obviously like it to continue in a strong fashion, but so far so good.

Steven Crowley - Craig-Hallum Capital - Analyst

In the drop off you experienced in your existing account base and workplace drugs-of-abuse. I mean it's been a slide in that metric from modest positive to flattish, to modest negative to pretty significantly negative. I guess I'm wondering where you think we are in that curve? Is this about as bad as it gets from existing customers or can the pool be a lot deeper than this?

Jim Schoonover - MEDTOX Scientific, Inc. - VP - CMO

Yes, Steve, obviously we don't have any idea where the future economic headwinds are going to come from, or how strong they’ll be. One thing that we do control is the ongoing acquisition of new client revenue; that has continued to be strong throughout the year. We expect that to be strong going forward, and really, that's what we can control, and I think our people are doing a very good job at winning new accounts.

Steven Crowley - Craig-Hallum Capital - Analyst

One final question, and I'll hop back in the queue. You mentioned you added five additional entry-level sales reps given the success you’re having in garnering new accounts. How big is that group in total now?

Jim Schoonover - MEDTOX Scientific, Inc. - VP - CMO

Right now. It’s 11 and we anticipate having two additional this quarter. Year-end we’re anticipating 13 Associate Sales Reps.

Steven Crowley - Craig-Hallum Capital - Analyst

And your overall sales and marketing group is how big?

Jim Schoonover - MEDTOX Scientific, Inc. - VP - CMO

Right now, it's about 32 people.

Steven Crowley - Craig-Hallum Capital - Analyst

Thanks very much, guys.

Jeff Schmidt - Sidoti & Company - Analyst

Good morning, just two quick questions, can you kind of give us some clarity on the costs going forward related to the expansion and kind of where they taper off?

Kevin Wiersma - MEDTOX Scientific, Inc. – CFO, COO

This is Kevin, Jeff, the cost going forward should be fairly consistent. They’ve been pretty consistent on a quarterly basis, as we’ve implemented the new clinical laboratory expansion. Obviously there are some variable costs that increases as the volume comes in, but from an infrastructure standpoint, the costs are all in.

Jeff Schmidt - Sidoti & Company - Analyst

Okay. And just my last question, can you give us some incite to the clinical trial customer mix? And maybe just any concerns you might have on the funding environment for some of the trials they have in place?

Dick Braun - MEDTOX Scientific, Inc. - CEO

This is Dick. There is some diversity among the clients. Generally, we believe they’re well-funded, and we do do some due diligence in terms of who they are, and if they have money, and are they going to be able to pay? And while obviously, in tough economic times there can be some surprises. We're pretty comfortable with the people we're dealing with, and their ability to pay, and their sort of on-going activity level. And a number of these companies are public, and so there's a good deal of visibility into their finances.

Jeff Schmidt - Sidoti & Company - Analyst

Great, thanks guys.

Ruthanne Roussel - The Robins Group - Analyst

Hi, good morning, it's Ruthanne Roussel speaking. I wanted to ask a little bit about the strategy for the government market. Last quarter, we had eight to ten fairly sizable government customers. Can you give us any insight into whether new customers have been added or whether those existing customers have grown, or whether we’ve penetrated into new states?

Jim Schoonover - MEDTOX Scientific, Inc. - VP - CMO

Ruthanne, this is Jim Schoonover. I think to some degree the answer to all three of those is yes. The new customer acquisition, I believe, most, if not all of those that have been acquired in previous quarters in 2008 have started. There are certainly some of those where the degree of business we will get from them has not been reached yet, meaning we still got more room to grow, and then we continue to largely, both through sales efforts and referral activity, we continue to have new opportunities presented to us that we respond to. So the government area has been very strong for us this year. We're obviously watching state funding for 2009. That is an area that we want to keep close tabs on, but we’ve been very happy with the acceptance by the market of our SURE-SCREEN® device, and our DARS™ program, and activities of that nature.

Ruthanne Roussel - The Robins Group - Analyst

Okay. And a second question -- I have a note here, which is from the last conference call, saying that in the second quarter, Clinical Trial Services began 2008 with $5.5 million in signed protocols and now has nearly doubled that backlog. Can you help me reconcile that with the idea that the backlog has grown from second quarter to third quarter and is now at $10 million?

Dick Braun - MEDTOX Scientific, Inc. - CEO

Well, the number back then, when you add the two together, was approximately 10. And I think what we’ve said is it now exceeds $10 million, and it is, in fact, closer to about $13 million. So we’ve absorbed about $2 million of the backlog in the quarter, but we’ve added to the backlog and now it’s grown by some 25 to 30%.

Ruthanne Roussel - The Robins Group - Analyst

Okay. Thank you very much. That's all my questions.

Steven Crowley - Craig-Hallum Capital - Analyst

Dick, thanks for the color on the clinical trials backlog, that's helpful, and it certainly jogs with the success you’ve had in the period. In terms of your preferred provider deals, is the business that you anticipate from the two, now the three, preferred providers, in that total assigned protocols or are those signed protocols outside the blanket preferred provider deals?

Dick Braun - MEDTOX Scientific, Inc. - CEO

In the number that we gave you, we don't put anything in there that's anticipated. Those are either actual signed protocols or contracts, or we’ve been verbally awarded the business and we're in the process of tidying up the paperwork. So there is no anticipation there, and there are protocols, within that number, for the first two preferred providers. The third preferred provider has only been recently signed up, and I don't believe, Jim, we’ve actually gotten any trials from them yet?

Jim Schoonover - MEDTOX Scientific, Inc. - VP - CMO

No, we’ve not received any. We’re just starting. They’ve just finished their audit and we should be starting up activity with them, both in the fourth quarter, but primarily in 2009.

Steven Crowley - Craig-Hallum Capital - Analyst

Great. In terms of the regional clinical laboratory initiative, it sounds like you had a good quarter of customer acquisition, maybe some of the larger customers that might represent, maybe anchor tenant is too strong, but sizable tenants in your business are really just going to be beginning in the fourth quarter. Is that the proper characterization?

Jim Schoonover - MEDTOX Scientific, Inc. - VP - CMO

Yes, that would be appropriate.

Steven Crowley - Craig-Hallum Capital - Analyst

And the response to your marketing efforts for the regional clinical trial as a local supplier here in the upper Midwest, is that message resonating or is there a different part of your value proposition that seems to be ringing louder with perspective customers?

Jim Schoonover - MEDTOX Scientific, Inc. - VP - CMO

I think the local aspect is important. I think the fact that we have a very broad menu of competencies, and very broad test menu is important. We have our own courier transportation function here in the upper Midwest, so I think it's a combined platform that we talk with customers about. Again, many of these clients have been with their current provider for many years, so it's not a short-term acquisition process. It takes a number of visits, a number of explanations of what MEDTOX is all about in terms of service and quality and things of that nature, but we feel comfortable both with the backlog that we have going forward, and also with the response we’ve received from clients. It's definitely a benefit being local, versus putting specimens on planes and flying them.

Steven Crowley - Craig-Hallum Capital - Analyst

Great. Now my last area of questioning is around the second generation reader, which has turned into quite a process for you as many other companies have experienced with the FDA. This is probably a more arduous process and path than we might have expected. What can you tell us about where you are now, versus where you thought you were three months ago in terms of really answering all the agency's questions and being able to give them a completed set of responses that might actually lead to short-term approval of the product?

Dick Braun - MEDTOX Scientific, Inc. - CEO

Well, all of what you said is true, and it is true that it has become a bit more difficult in dealing with them in the sense that they seem to be putting a bigger focus on these types of instruments in this testing area. But having said that, it's my expectation that we will be getting the information back to them that they have requested even, perhaps, by tomorrow, or definitely by early next week, and this time we, with our outside consultants, spent a considerable amount of time in conference calls with them, to try to ensure that we clearly understood what they wanted, and that there weren't going to be any additional questions after we completed this. And there is no guarantee of that, but we think we got it this time, so we'll be filing shortly.

Steven Crowley - Craig-Hallum Capital - Analyst

So, the hope would be that you you’ve satisfied or addressed every question that they’ve asked, plus some that they might have asked, anticipated them, and are now in a position to get a go or no go? Obviously a go decision is desirable.

Dick Braun - MEDTOX Scientific, Inc. - CEO

That's our hope.

Steven Crowley - Craig-Hallum Capital - Analyst

And in terms of the customer base and the volumes from those customers while you’ve been disadvantaged by not having the second gen reader, it sounds like you’ve been relatively successful maintaining those customers. Is that a correct characterization?

Jim Schoonover - MEDTOX Scientific, Inc. - VP - CMO

Yes, that definitely is. With the help of Cardinal Health, who’s our partner in that market, I think we’ve done a very good job at maintaining our relationships with clients. I think people at hospital laboratory environments understand that the FDA process can be time consuming. They’ve been patient with us. They are using our existing products, which are performing well for them. So I think all in all, we’ve done a good job at the maintenance piece and slight growth, but I think obviously once we get the approval or the hoped-for approval, the growth within that market will resume some of its previous heights, shall we say.

Steven Crowley - Craig-Hallum Capital - Analyst

Have you been able to build a pipeline of very qualified prospective customers once you’re back in the ball game, so to speak?

Jim Schoonover - MEDTOX Scientific, Inc. - VP - CMO

We certainly have target groups that we’ve discussed the situation with that are very interested in talking with us once this process is completed, but because of the uncertain timing, we've not been overly aggressive at going out and starting up new conversations. We’d rather just wait and do that once we get the clearance.

Dick Braun - MEDTOX Scientific, Inc. - CEO

And Steve there is some good news out of the delay from our perspective. In responding to some of the inquiries from the FDA, we made some decisions in making modifications to the product, mostly in the software, and so the product is going to be a better product than we had out before.

Steven Crowley - Craig-Hallum Capital - Analyst

Great. Okay. I'll hop back in the queue again. Thanks, guys.

Steven Crowley - Craig-Hallum Capital - Analyst

I think it's me again, guys. One final area of questions, if there are no more questions, it seems like looking at your website and some of your marketing material, you seem to be going down the path, maybe somewhat aggressively, of an offering to pain clinics. A program called TOX -- you know the name of the program, I don't have your website up, but how fledgling an effort is that, and when might we see a benefit of your initiative there?

Jim Schoonover - MEDTOX Scientific, Inc. - VP - CMO

It was an initiative that started at the beginning -- let me back up. We’ve been doing toxicology based testing for pain clinics for many years, but we didn't really make it its own product line until the beginning of 2008, so we started, really, at a stand still in Q1. We have had, I think, exceptional response from the market between that time and today. I would suggest that fourth quarter will continue to be sort of the priming of the backlog, but we should see meaningful contribution from Pain throughout 2009. It's an exciting market. We do it extremely well. We have a very good sales group focused on it, and we're excited by the market.

Steven Crowley - Craig-Hallum Capital - Analyst

Maybe you could just paint a little picture for us, for the value proposition that you bring, and exactly where you fit in the equation, and then I'll stop asking questions.

Jim Schoonover - MEDTOX Scientific, Inc. - VP - CMO

I think, sort of the bottom line is MEDTOX was founded 24 years ago as a toxicology laboratory. So we have many years of experience in both interpretation capabilities, testing capabilities, and our scientific group does an excellent job working with physicians to help them better understand the results that they receive from us in terms of their patient results, and also we are very good at helping them identify drugs that are above and beyond sort of, quote un-quote, street drugs that might have an impact on what is going on with a pain patient. And from a physician point of view, it can be a bit of a difficult market, because each patient is different, and so I think the ToxASSURE® program is all about a collaborative effort with the physician to give them the information they need to monitor their patients more effectively.

Steven Crowley - Craig-Hallum Capital - Analyst

Great. Thanks again.

Dick Braun, MEDTOX - Chairman, President & CEO

We would like to thank you for joining us, and we look forward to speaking with you again when we announce year-end results.